Exhibit 99.6

FIRST UNITED CORPORATION

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights to purchase shares of common stock, par value $.01 per share (the “Common Stock”), of First United Corporation (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated [•], 20[•] (the “Prospectus”), hereby certifies to the Company and to Computershare, Inc., as subscription agent for the offering, that (i) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of beneficial owners of rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the oversubscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding oversubscription privilege (without identifying any such beneficial owner), and (ii) with respect to beneficial owners seeking to purchase shares pursuant to the oversubscription privilege, each such beneficial owner’s basic subscription privilege has been exercised in full:

Number of Shares Owned on the Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Privilege	Number of Shares Subscribed for Pursuant to Oversubscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number:

Participant Name:

By:

Name:

Title:

DTC Basic Subscription Confirmation Number(s):